Reich & Tang Asset Management L.P.
                                600 Fifth Avenue
                            New York, New York 10020

                                  June 8, 1998


Board of Directors of
Georgia Daily Municipal Income Fund, Inc.
600 Fifth Avenue
New York, New York 10020

Ladies and Gentlemen:

         I hereby subscribe for 100,000 shares of Class A Common Stock, $0.001 par value per share, of Georgia Daily Municipal Income Fund, Inc., a Maryland Corporation (the "Fund"), at $1.00 per share for an aggregate purchase price of $100,000. My payment in full is confirmed.

         I hereby represent and agree that I am purchasing these shares of stock for investment purposes, for my own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares. I further agree that if any of such shares are redeemed during the period that the deferred organizational expenses of the Fund are being amortized, I will reimburse the Fund the then unamortized organizational expenses in the same ratio as the number of shares redeemed bears to the number of such shares held at the time of redemption.

                                     Very truly yours,

                                     REICH & TANG ASSET MANAGEMENT L.P.

                                     By:  Reich & Tang Asset
                                          Management, Inc.
                                               General Partner


                                     By:/s/Lorraine C. Hysler
                                        ------------------------------------


Confirmed and Accepted:

GEORGIA DAILY MUNICIPAL INCOME FUND, INC.


By: /s/Bernadette N. Finn
    ___________________________

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